Exhibit 99.1

CONVERSION AGREEMENT

This Conversion Agreement (the "Agreement") is made on April 20, 2007 and effective on May 1, 2007, between Ford Motor Credit Company, a Delaware corporation (the "Company"), and Ford Holdings LLC, a Delaware limited liability company ("Ford Holdings").

Background:

A. The Company was incorporated on August 20, 1959 as a Delaware corporation pursuant to and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL").

B. Ford Holdings owns 250,000 shares of Common Stock, par value $100.00 per share, of the Company (the "Shares").

C. The Shares represent 100% of the economic and voting interests of the Company issued and outstanding on the date of this Agreement.

D. The Company intends to adopt a plan of liquidation and to effect a complete liquidation of the Company solely within the meaning of section 332 of the Internal Revenue Code of 1986, as amended.

E. Pursuant to such plan of liquidation, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to convert the Company from a Delaware corporation to a Delaware limited liability company pursuant to Section 266 of the DGCL and Section 18-214 of the Delaware Limited Liability Company Act (the "Act").

F. Ford Holdings has consented to the plan of liquidation and the conversion of the Company pursuant to this Agreement.

The parties agree as follows:

1.  Conversion. Pursuant to and with the effect provided in Section 266 of the DGCL and 18-214 of the Act, the Company will convert to a limited liability company to be known as Ford Motor Credit Company LLC (the "Conversion") on May 1, 2007, the effective time (the "Effective Time") as specified in the Certificate of Conversion to Limited Liability Company in substantially the form attached as Exhibit A and the Certificate of Formation substantially in the form attached as Exhibit B (the "Certificate of Formation"), each as filed with the Secretary of State for the State of Delaware. It is the intention of the parties that the Conversion not constitute a dissolution of the Company for purposes of Section 275 of the DGCL.

2.  Consideration. Upon the Effective Time and as part of the Conversion, the Shares will be exchanged for shares reflecting the ownership interest in Ford Motor Credit Company LLC.

3.  Charter Documents. At the Effective Time, the Certificate of Incorporation and By-Laws of the Company will cease to have any force or effect and the Certificate of Formation and the Limited Liability Company Agreement of Ford Motor Credit Company LLC, substantially in the form attached as Exhibit C (the "LLC Agreement") will govern the affairs of Ford Motor Credit Company LLC and the conduct of its business. Ford Holdings, as the sole member of Ford Motor Credit Company LLC agrees to sign the LLC Agreement and be bound by its terms.

4.  Board of Directors; Officers. The Board of Directors of the Company at the Effective Time will be the Board of Directors of Ford Motor Credit Company LLC after the Conversion. Such Directors will serve as Directors of Ford Motor Credit Company LLC until such time as their successors have been duly appointed or elected in accordance with the LLC Agreement. The officers of the Company at the Effective Time will be the officers of Ford Motor Credit Company LLC after the Conversion. Such officers will serve as officers of Ford Motor Credit Company LLC until such time as their successors have been duly elected or appointed in accordance with the LLC Agreement.

5.  Effect of the Conversion. At the Effective Time, the Company will be converted into a Delaware limited liability company under the name Ford Motor Credit Company LLC and will be deemed to be the same entity as the Company and the conversion will constitute a continuation of the existence of the Company in the form of a Delaware limited liability company pursuant to Section 226 of the DGCL and Section18-214(g) of the Act. At the effective time, all of the rights, privileges and powers of the Company, all property, real, personal and mixed, of and all debts or receivables due to the Company and all other things and causes of action belonging to the Company will remain vested in Ford Motor Credit Company LLC and will be the property of Ford Motor Credit Company LLC, and the title to any real property, vested by deed or otherwise in the Company will not revert or be in any way impaired by reason of the Conversion. All rights of creditors and all liens upon the property of the Company will be preserved unimpaired, and all debts, liabilities and duties of the Company will remain attached to Ford Motor Credit Company LLC and may be enforced against Ford Motor Credit Company LLC to the same extent as if the debts, liabilities and duties had originally been incurred or contracted by Ford Motor Credit Company LLC in its capacity as a limited liability company. The rights, privileges, powers and interests in property of the Company, as well as the debts, liabilities and duties of the Company will not be deemed, as a consequence of the Conversion, to have been transferred to Ford Motor Credit Company LLC. Any existing claim, action or proceeding by or against the Company may be prosecuted to judgment or decree as if the Conversion had not taken place, or Ford Motor Credit Company LLC may be substituted in such action or proceeding.

6.  Amendment and Modification. This Agreement may be amended, modified, or supplemented at any time prior to the Effective Time.

7.  Governing Law. This Agreement will be governed by the laws of the State of Delaware.

Executed on April 20, 2007.

FORD MOTOR CREDIT COMPANY                                                                    FORD HOLDINGS LLC

By: /s/ Susan J. Thomas                                                                                            By: /s/ Peter J. Sherry, Jr.
Susan J. Thomas                                                                                                       Peter J. Sherry
Secretary                                                                                                                     Secretary